Consent of Independent Public Registered Accounting Firm

We consent to the use of our report dated March 17, 2014, with respect to the consolidated balance sheets of National Western Life Insurance Company and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Houston, Texas
April 23, 2015